[Letterhead Dudley, Hopton-Jones, Sims & Freeman, PLLP]



                                November 4, 2002





Securities and Exchange Commission
Washington, D. C. 20549




Gentlemen:

We were previously the independent accountants for Community Bancshares, Inc. and on April 5, 2002 we reported on the consolidated financial statements of Community Bancshares, Inc. and subsidiaries as of and for the two years ended December 31, 2001. On October 4, 2002 we resigned as independent accountants of Community Bancshares, Inc. We have read Community Bancshares, Inc.'s statement under Item 4 of its Form 8-K/A for October 31, 2002. We agree with the first paragraph, the first three sentences of the second paragraph, the first sentence of the third paragraph regarding the acceptance of our resignation, the remainder of the third paragraph beginning with the forth sentence and the last paragraph. We neither agree nor disagree with the remainder.


Birmingham, Alabama


                                   /s/ Dudley, Hopton-Jones, Sims & Freeman PLLP
                                   ---------------------------------------------

                                       Dudley, Hopton-Jones, Sims & Freeman PLLP